Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 67 to the Registration Statement No. 002-75010 on Form N-1A of our report dated February 12, 2010, relating to the financial statements and financial highlights of Variable Insurance Products Fund, including VIP Value Portfolio, appearing in the Annual Report to Shareholders on Form N-CSR of Variable Insurance Products Fund for the year ended December 31, 2009, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firms" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 15, 2010